Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2017 Financial Results

~ Company reports diluted earnings per common share of $3.72 for fiscal year 2017  ~

SAN DIEGO – October 19, 2017 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2017.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $96.6 million, a decrease of 1 percent compared to the prior year fiscal quarter. Net sales for the full fiscal year were $380.5 million, a decrease of $0.2 million compared to the prior year fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis total net sales would have been $98.5 million for the fourth quarter and $399.6 million for the full fiscal year.

•

Net income for the fourth quarter was $14.4 million, an increase of 1 percent compared to the prior year fiscal quarter. For the full fiscal year net income was $52.9 million, also an increase of 1 percent from the prior fiscal year.

•

Diluted earnings per share were $1.01 in the fourth quarter, compared to $0.99 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $3.72 compared to $3.64 in the prior fiscal year.

•

Gross margin was 56.0 percent in the fourth quarter compared to 57.4 percent in the prior year fiscal quarter.  Full fiscal year gross margin was 56.2 percent compared to 56.3 percent in the prior fiscal year.

•

Selling, general and administrative expenses were down 12 percent in the fourth quarter to $28.2 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were down 3 percent to $114.6 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were down 2 percent in the fourth quarter to $5.3 million when compared to the prior year fiscal quarter.  Advertising and sales promotion expenses for the full fiscal year were down 8 percent to  $20.5 million compared to the prior fiscal year.

“Although stronger sales growth in fiscal year 2017 would have been a preferred result, I believe today’s financial results demonstrate that our robust business model and global diversification can deliver record earnings - even in times of currency headwinds,” said Garry Ridge, WD-40 Company’s president and chief executive officer.

“Our WD-40 Specialist product line continued to perform well and delivered 20 percent annual revenue growth in fiscal year 2017.  This innovative product line, together with our ability to grow sales of the blue and yellow can with the little red top, represents a tremendous long-term opportunity for our organization.

“As we embark into fiscal year 2018 we believe the bulk of the recent foreign currency exchange headwinds are behind us and, accordingly, think it is an appropriate time to review our long-term revenue targets.  Our revised long-term revenue target is to drive consolidated net sales to approximately $700 million in revenue by the end of fiscal year 2025,” continued Ridge.

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2017	2016	% Change	2017	2016	% Change
Americas	$47,965	$51,565	(7)%	$184,929	$191,397	(3)%
EMEA	35,923	34,601	4%	136,771	135,235	1%
Asia-Pacific	12,673	10,986	15%	58,806	54,038	9%
Total	$96,561	$97,152	(1)%	$380,506	$380,670	-

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 50 percent; for EMEA, 37 percent; and for Asia-Pacific, 13 percent.
•

Net sales in the Americas were down 7 percent in the fourth quarter primarily attributable to an 11 percent decrease in sales of maintenance products in the United States.  These declines were partially offset by higher sales of maintenance products in Canada and Latin America. The lower sales of maintenance products in the United States were due to the phasing of promotional activities at some of our larger customers.

•

Net sales in EMEA increased 4 percent in the fourth quarter primarily due to a 7 percent increase in  sales in the EMEA direct markets compared to the prior year fiscal period primarily due to higher sales of maintenance products throughout most countries in the region. On a constant currency basis EMEA sales for the fourth quarter would have increased by $3.5 million or 10 percent compared to the prior fiscal year period.

•

Net sales in Asia-Pacific increased 15 percent in the fourth quarter primarily due to a 39 percent increase in sales in the Asia-Pacific distributor markets and a 13 percent increase in sales in China.  The sales growth in the Asia distributor markets was primarily attributable to the timing of promotional activities and increased distribution for WD-40 Multi-Use Product. The growth in China was due to an increase in promotional activities throughout the country.  Changes in foreign currency exchange rates did not have a material impact on sales in the Asia-Pacific segment.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2017	2016	% Change	2017	2016	% Change
Maintenance products	$86,439	$86,532	-	$342,295	$339,974	1%
Homecare and cleaning products	10,122	10,620	(5)%	38,211	40,696	(6)%
Total	$96,561	$97,152	(1)%	$380,506	$380,670	-

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, remained relatively constant at $86.4 million in the fourth quarter compared to $86.5 million in the prior year period.  Maintenance product sales increased within the EMEA and Asia-Pacific segments but the growth was entirely offset by a decline of sales in the Americas.  This decline was entirely attributable to an 11 percent decrease in sales of maintenance products in the United States.

•

Net sales of homecare and cleaning products decreased 5 percent in the fourth quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, October 10, 2017 a quarterly dividend of $0.49 per share payable October 31, 2017 to stockholders of record at the close of business on October 20, 2017.

On June 21, 2016, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2016, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2016 through August 31, 2017, the Company has repurchased 290,573 shares at a total cost of $31.1 million under this $75.0 million plan.

Fiscal Year 2018 Guidance

The Company issued the following guidance for fiscal year 2018:

•	Net sales growth is projected to be between 4 and 6 percent with net sales expected to be between $396 million and $403 million.
•	Gross margin percentage for the full year is expected to be near 56 percent.
•	Advertising and promotion investments are projected to be near 6.0 percent of net sales.
•	Net income is projected to be between $52.9 million and $53.8 million.
•	Diluted earnings per share is expected to be between $3.81 and $3.87 based on an estimated 13.9 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and crude oil prices will remain close to current levels for the remainder of fiscal year 2018.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $381 million in fiscal year 2017 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017,  which the company expects to file with the SEC on October 23, 2017.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 19, 2017, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31,	August 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$37,082	$50,891
Short-term investments	80,166	57,633
Trade accounts receivable, less allowance for doubtful
accounts of $240 and $394 at August 31, 2017
and 2016, respectively	64,259	64,680
Inventories	35,340	31,793
Other current assets	8,007	4,475
Total current assets	224,854	209,472
Property and equipment, net	29,439	11,545
Goodwill	95,597	95,649
Other intangible assets, net	16,244	19,191
Deferred tax assets, net	495	621
Other assets	3,088	3,190
Total assets	$369,717	$339,668

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$20,898	$18,690
Accrued liabilities	18,997	15,757
Accrued payroll and related expenses	14,222	20,866
Revolving credit facility, current portion	20,000	-
Income taxes payable	1,306	3,381
Total current liabilities	75,423	58,694
Revolving credit facility	134,000	122,000
Deferred tax liabilities, net	18,949	16,365
Other long-term liabilities	1,958	2,214
Total liabilities	230,330	199,273

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,688,238 and 19,621,820 shares issued at August 31, 2017 and 2016, respectively; and 13,984,183 and 14,208,338 shares outstanding at
August 31, 2017 and 2016, respectively	20	20
Additional paid-in capital	150,692	145,936
Retained earnings	315,764	289,642
Accumulated other comprehensive income (loss)	(28,075)	(27,298)
Common stock held in treasury, at cost ― 5,704,055 and 5,413,482
shares at August 31, 2017 and 2016, respectively	(299,014)	(267,905)
Total shareholders' equity	139,387	140,395
Total liabilities and shareholders' equity	$369,717	$339,668

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2017	2016	2017	2016

Net sales	$96,561	$97,152	$380,506	$380,670
Cost of products sold	42,465	41,364	166,621	166,301
Gross profit	54,096	55,788	213,885	214,369

Operating expenses:
Selling, general and administrative	28,169	32,012	114,560	117,767
Advertising and sales promotion	5,286	5,413	20,537	22,278
Amortization of definite-lived intangible assets	723	734	2,879	2,976
Total operating expenses	34,178	38,159	137,976	143,021

Income from operations	19,918	17,629	75,909	71,348

Other income (expense):
Interest income	116	166	508	683
Interest expense	(760)	(481)	(2,582)	(1,703)
Other income (expense), net	260	1,991	787	2,461
Income before income taxes	19,534	19,305	74,622	72,789
Provision for income taxes	5,166	5,073	21,692	20,161
Net income	$14,368	$14,232	$52,930	$52,628

Earnings per common share:
Basic	$1.02	$0.99	$3.73	$3.65
Diluted	$1.01	$0.99	$3.72	$3.64

Shares used in per share calculations:
Basic	14,010	14,235	14,089	14,332
Diluted	14,042	14,280	14,123	14,379

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2017	2016
Operating activities:
Net income	$52,930	$52,628
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,769	6,465
Net gains on sales and disposals of property and equipment	(115)	(75)
Deferred income taxes	1,608	(2,227)
Excess tax benefits from settlements of stock-based equity awards	(1,539)	(2,064)
Stock-based compensation	4,138	3,655
Unrealized foreign currency exchange losses (gains), net	364	(986)
Provision for bad debts	(138)	52
Changes in assets and liabilities:
Trade accounts receivable	482	(9,936)
Inventories	(3,487)	(1,001)
Other assets	(3,514)	1,557
Accounts payable and accrued liabilities	2,827	2,871
Accrued payroll and related expenses	(8,328)	5,486
Income taxes payable	605	4,235
Other long-term liabilities	(265)	(56)
Net cash provided by operating activities	52,337	60,604

Investing activities:
Purchases of property and equipment	(20,150)	(4,354)
Proceeds from sales of property and equipment	430	301
Purchases of short-term investments	(27,136)	(24,899)
Maturities of short-term investments	4,565	8,032
Net cash used in investing activities	(42,291)	(20,920)

Financing activities:
Treasury stock purchases	(31,109)	(32,131)
Dividends paid	(26,808)	(23,669)
Proceeds from issuance of common stock	775	1,200
Excess tax benefits from settlements of stock-based equity awards	1,539	2,064
Net proceeds from revolving credit facility	32,000	14,000
Net cash used in financing activities	(23,603)	(38,536)
Effect of exchange rate changes on cash and cash equivalents	(252)	(4,153)
Net decrease in cash and cash equivalents	(13,809)	(3,005)
Cash and cash equivalents at beginning of period	50,891	53,896
Cash and cash equivalents at end of period	$37,082	$50,891